Exhibit 99.1

1-800-FLOWERS.COM® Reports Results from Continuing Operations for Its Fiscal 2014 First Quarter

  Total revenues from continuing operations grew 2.9 percent to $123.0 million compared with $119.6 million in the prior year period driven by revenue growth in the Company’s Gourmet Food and Gift Baskets and BloomNet segments.
  Gross Margin from continuing operations increased 40 basis points to 41.7 percent, highlighted by a 340 basis point improvement in the Company’s BloomNet segment.
  EBITDA from continuing operations, excluding stock-based compensation expense, was a loss of $1.3 million compared with a loss of $0.8 million in the prior year period.
  EPS from continuing operations was unchanged compared with the prior year period at a loss of $0.07 per share.

CARLE PLACE, N.Y.--(BUSINESS WIRE)--October 29, 2013--1-800-FLOWERS.COM, Inc. (NASDAQ:FLWS), the world’s leading florist and gift shop, today reported revenue growth from continuing operations of 2.9 percent to $123.0 million for its fiscal 2014 first quarter (ended September 29, 2013), compared with revenues from continuing operations of $119.6 million in the prior year period. The Company said the revenue growth for the quarter – the Company’s smallest due to the lack of gifting holidays during the summer months – was driven by its Gourmet Food and Gift Baskets division, which increased revenues 15.1 percent to $31.2 million and its BloomNet wire service business which increased revenues 2.9 percent to $20.3 million during the period. This growth more than offset slightly lower revenues in the Company’s Consumer Floral segment during the quarter, which declined 1.7 percent to $71.6 million.

Gross profit margin from continuing operations for the quarter increased 40 basis points to 41.7 percent, compared with 41.3 percent in the prior year period. This was driven by increases of 340 and 20 basis points in the Company’s BloomNet and Consumer Floral segments, respectively.

This more than offset a decline of 130 basis points in its Gourmet Food and Gift Baskets segment which reflected increased wholesale gift basket shipments during the quarter. Operating expense ratio during the quarter was 46.6 percent compared with 45.7 percent in the prior year period reflecting investments made for the upcoming holiday season. The combination of these factors resulted in an EBITDA loss from continuing operations (excluding stock-based compensation expense) of $1.3 million, compared with an EBITDA loss of $0.8 million in the prior year period. Net loss from continuing operations was essentially unchanged from the prior year period at a loss of $4.5 million or $0.07 per share.

Jim McCann, CEO of 1-800-FLOWERS.COM, said, “The revenue growth we achieved in our first quarter reflected a number of factors that we believe bode well for the current fiscal second quarter, which includes the key holiday season, and our full fiscal year. In particular, we saw a continuation of the rebound in our mass market gift baskets business with both increased order volumes and an expanding customer base.

“Also within our Gourmet Food and Gift Baskets segment, we saw continued, solid ecommerce growth in our Cheryl’s, Fannie May and The Popcorn Factory brands. This was combined with revenue growth in our BloomNet wire service business which achieved further market penetration for its expanded suite of products and services and deepened its relationships with thousands of professional florists across the country. The combination of growth in these divisions more than offset slightly lower revenues in our Consumer Floral segment where we remain focused on extending our market leadership and driving top and bottom-line growth over the full year,” said McCann.

Customer Metrics

In terms of key customer metrics from continuing operations, approximately 1 million ecommerce customers placed orders during the first quarter of fiscal 2014, of which 62.6 percent were repeat customers. During the quarter, the Company attracted approximately 375,000 new ecommerce customers.

Category Results:

The Company provides selected financial results for its Consumer Floral, BloomNet and Gourmet Foods and Gift Baskets categories in the tables attached to this release and as follows:

  Consumer Floral: During the fiscal 2014 first quarter, revenues in this category were $71.6 million, compared with $72.8 million in the prior year period reflecting a decrease of 1.7 percent. Gross margin for the quarter increased 20 basis points to 39.1 percent, compared with 38.9 percent in the prior year period. Category contribution margin was $6.4 million, compared with $6.9 million in the prior year period.
  BloomNet Wire Service: Revenues increased 2.9 percent to $20.3 million, compared with $19.8 million in the prior year period. Gross profit margin increased 340 basis points to 53.0 percent, compared with 49.6 percent in the prior year period primarily reflecting product mix. Category contribution margin increased 11.1 percent to $6.4 million, compared with $5.8 million in the prior year period.

  Gourmet Food and Gift Baskets: Revenues increased 15.1 percent to $31.2 million, compared with $27.1 million in the prior year period. This primarily reflects a combination of increased shipments of gift baskets for mass market customers and continued solid ecommerce growth in the Company’s Fannie May, Cheryl’s and The Popcorn Factory brands. Gross margin for the quarter was 39.2 percent, compared with 40.5 percent in the prior year period, reflecting the increase in wholesale gift basket shipments. Category contribution margin improved to a loss of $2.0 million, compared with a loss of $2.3 million in the prior year period.

Company Guidance:

The Company reiterated its top- and bottom-line guidance for fiscal 2014, saying it continues to expect to achieve revenue growth across all three of its business segments with consolidated revenue growth for the year anticipated to be in the mid-single-digit range and EBITDA and EPS growth in excess of the revenue growth rate. The Company also anticipates generating Free Cash Flow for the year of approximately $20 million.

Definitions:

* EBITDA: Net income (loss) before interest, taxes, depreciation, amortization. Free Cash Flow: net cash provided by operating activities less capital expenditures. Category contribution margin: earnings before interest, taxes, depreciation and amortization, before the allocation of corporate overhead expenses The Company presents EBITDA, Adjusted EBITDA from continuing operations and Free Cash Flow because it considers such information meaningful supplemental measures of its performance and believes such information is frequently used by the investment community in the evaluation of similarly situated companies. The Company also uses EBITDA and Adjusted EBITDA as factors used to determine the total amount of incentive compensation available to be awarded to executive officers and other employees. The Company’s credit agreement uses EBITDA and Adjusted EBITDA to measure compliance with covenants such as interest coverage and debt incurrence. EBITDA and Adjusted EBITDA are also used by the Company to evaluate and price potential acquisition candidates. EBITDA, Adjusted EBITDA and Free Cash Flow have limitations as analytical tools and should not be considered in isolation or as a substitute for analysis of the Company's results as reported under GAAP. Some of the limitations of EBITDA and Adjusted EBITDA are: (a) EBITDA and Adjusted EBITDA do not reflect changes in, or cash requirements for, the Company's working capital needs; (b) EBITDA and Adjusted EBITDA do not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on the Company's debts; and (c) although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future and EBITDA does not reflect any cash requirements for such capital expenditures. EBITDA and Free Cash Flow should only be used on a supplemental basis combined with GAAP results when evaluating the Company's performance.

About 1-800-FLOWERS.COM, Inc.

1-800-FLOWERS.COM, Inc. is the world’s leading florist and gift shop. For more than 35 years, 1-800-FLOWERS® (1-800-356-9377 or www.1800flowers.com) has been helping deliver smiles for our customers with gifts for every occasion, including fresh flowers and the finest selection of plants, gift baskets, gourmet foods, confections, candles, balloons and plush stuffed animals. As always, our 100% Smile Guarantee backs every gift. 1-800-FLOWERS.COM has been honored in Internet Retailer’s “Hot 500 Guide” for 2013. 1-800-FLOWERS.COM was recognized for our mobile site with a Gold Award in the Ecommerce/Shopping category of the 2012 Horizon Interactive Awards. 1-800-FLOWERS.COM was also rated number one vs. competitors for customer service by STELLAService and named by the E-Tailing Group as one of only nine online retailers out of 100 benchmarked to meet the criteria for Excellence in Online Customer Service. The Company’s BloomNet® international floral wire service (www.mybloomnet.net) provides a broad range of quality products and value-added services designed to help professional florists grow their businesses profitably. The 1-800-FLOWERS.COM “Gift Shop” also includes gourmet gifts such as popcorn and specialty treats from: The Popcorn Factory® (1-800-541-2676 or www.thepopcornfactory.com); cookies and baked gifts from Cheryl’s® (1-800-443-8124 or www.cheryls.com); premium chocolates and confections from Fannie May® confections (www.fanniemay.com and www.harrylondon.com); gift baskets and towers from 1-800-Baskets.com® (www.1800baskets.com); incredible, carved fresh fruit arrangements from FruitBouquets.comsm (www.fruitbouquets.com); top quality steaks and chops from Stock Yards® (www.stockyards.com); as well as premium branded customizable invitations and personal stationery from FineStationery.com® (www.finestationery.com). The Company’s Celebrations® brand (www.celebrations.com) is a source for creative party ideas, must-read articles, online invitations and e-cards, all created to help people celebrate holidays and the everyday. 1-800-FLOWERS.COM, Inc. is involved in a broad range of corporate social responsibility initiatives including continuous expansion and enhancement of its environmentally-friendly “green” programs as well as various philanthropic and charitable efforts. Shares in 1-800-FLOWERS.COM, Inc. are traded on the NASDAQ Global Select Market, ticker symbol: FLWS.

Special Note Regarding Forward-Looking Statements:

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements represent the Company’s current expectations or beliefs concerning future events and can generally be identified by the use of statements that include words such as “estimate,” “expects,” “project,” “believe,” “anticipate,” “intend,” “plan,” “foresee,” “likely,” “will,” “target” or similar words or phrases. Forward-looking statements include, but are not limited to, statements regarding the Company’s expectations for: continued market penetration in its BloomNet wire service business, its ability to extend its market leadership in its Consumer Floral business; its ability to achieve top and bottom line growth across all three of its business segments; its ability to achieve its guidance for consolidated revenue growth for the full year in mid-single digit range along with further improvement in gross profit margin and increases in EBITDA and EPS in excess of expected revenue growth rate; its ability to generate free cash flow of approximately $20 million; its ability to leverage its operating platform and reduce operating expenses; the outcome of contingencies, including legal proceedings in the normal course of business; its ability to compete against existing and new competitors; its ability to manage expenses associated with sales and marketing and necessary general and administrative and technology investments; its ability to manage promotional activities and achieve more efficient marketing programs; and general consumer sentiment and economic conditions that may affect levels of discretionary customer purchases of the Company’s products. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of the Company’s control, which could cause actual results to differ materially from the results expressed or implied in the forward- looking statements. The Company undertakes no obligation to publicly update any of the forward-looking statements, whether as a result of new information, future events or otherwise, made in this release or in any of its SEC filings except as may be otherwise stated by the Company. For a more detailed description of these and other risk factors, please refer to the Company’s SEC filings including the Company’s Annual Reports on Form 10-K and its Quarterly Reports on Form 10-Q.

Conference Call:

The Company will conduct a conference call to discuss the results for its fiscal 2014 first quarter today, Tuesday, October 29, 2013 at 11:00 a.m. (ET). The call will be “web cast” live via the Internet and can be accessed from the Investor Relations section of the 1-800-FLOWERS.COM web site at www.1800flowersinc.com A recording of the call will be posted on the Investor Relations section of the Company’s web site within two hours of the call’s completion. A telephonic replay of the call can be accessed for 48 hours beginning at 2:00 p.m. ET on the day of the call at: 1-855-859-2056 or 1-404-537-3406; Conference ID: 85786913.

Note: Attached tables are an integral part of this press release without which the information presented in this press release should be considered incomplete.

1-800-FLOWERS.COM, Inc. and Subsidiaries Condensed Consolidated Balance Sheets (In thousands)

	September 29, 2013	June 30, 2013

Assets
Current assets:
Cash and equivalents	$3,642	$154
Receivables, net	30,072	14,957
Inventories	91,548	55,756
Deferred tax assets	6,166	5,746
Prepaid and other	8,530	9,941
Current assets of discontinued operations	4,863	6,095
Total current assets	144,821	92,649

Property, plant and equipment, net	52,749	52,943
Goodwill	47,943	47,943
Other intangibles, net	42,932	43,276
Deferred income taxes	2,126	2,127
Other assets	10,069	10,086
Non-current assets of discontinued operations	1,039	1,049
Total assets	$301,679	$250,073

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	17,101	26,235
Accrued expenses	40,257	45,044
Current maturities of long-term debt	71,000	-
Current liabilities of discontinued operations	3,828	4,484
Total current liabilities	132,186	75,763

Other liabilities	5,484	5,039
Total liabilities	137,670	80,802
Total stockholders’ equity	164,009	169,271
Total liabilities and stockholders’ equity	$301,679	$250,073

1-800-FLOWERS.COM, Inc. and Subsidiaries Selected Financial Information Consolidated Statements of Operations (In thousands, except for per share data)

	Three Months Ended
	September 29, 2013	September 30, 2012

Net revenues:
E-commerce (combined online and telephonic)	$80,880	$81,112
Other	42,168	38,480

Total net revenues	123,048	119,592

Cost of revenues	71,751	70,167

Gross profit	51,297	49,425

Operating expenses:
Marketing and sales	34,479	32,723
Technology and development	5,398	5,396
General and administrative	13,812	13,061
Depreciation and amortization	4,689	4,447

Total operating expenses	58,378	55,627

Operating loss	(7,081)	(6,202)

Interest income (expense), net	(292)	(286)

Loss from continuing operations before income taxes	(7,373)	(6,488)
Income tax benefit from continuing operations	(2,816)	(2,045)
Loss from continuing operations	(4,557)	(4,443)

Loss from discontinued operations, net of tax	(82)	(163)

Net loss	($4,639)	($4,606)

Basic and diluted net loss per common share
From continuing operations	($0.07)	($0.07)
From discontinued operations	(0.00)	(0.00)
Net loss per common share	($0.07)	($0.07)

Weighted average shares used in the calculation of net loss per common share
Basic	63,799	64,505
Diluted	63,799	64,505

1-800-FLOWERS.COM, Inc. and Subsidiaries Selected Financial Information Consolidated Statements of Cash Flows (In thousands)
	Year Ended
	September 29, 2013	September 30, 2012

Operating activities
Net loss	($4,639)	($4,606)
Reconciliation of net loss to net cash used in operating activities:
Operating activities of discontinued operations	589	(676)
Depreciation and amortization	4,689	4,447
Amortization of deferred financing costs	76	114
Deferred income taxes	(419)	(2,166)
Bad debt expense	340	264
Stock-based compensation	1,066	989
Other non-cash items	148	5
Changes in operating items:
Receivables	(15,455)	(12,233)
Inventories	(35,792)	(28,910)
Prepaid and other	1,411	(1,351)
Accounts payable and accrued expenses	(13,921)	(5,313)
Other assets	(241)	(525)
Other liabilities	444	352

Net cash used in operating activities	(61,704)	(49,609)

Investing activities
Capital expenditures	(4,131)	(4,427)
Purchase of investments	-	(1,308)
Other, net	8	39
Investing activities of discontinued operations	-	(26)

Net cash used in investing activities	(4,123)	(5,722)

Financing activities
Acquisition of treasury stock	(1,696)	(953)
Proceeds from exercise of employee stock options	7	12
Proceeds from bank borrowings	74,000	37,000
Repayment of bank borrowings Debt issuance costs	(3,000) 4	(3,750) -
Repayment of capital leases	-	(3)

Net cash provided by financing activities	69,315	32,306

Net change in cash and equivalents	3,488	(23,025)
Cash and equivalents:
Beginning of period	154	28,854

End of period	$3,642	$5,829

1-800-FLOWERS.COM, Inc. and Subsidiaries Selected Financial Information Category Information (in thousands)

	Three Months Ended
	September 29, 2013	September 30, 2012	% Change

Net revenues from continuing operations:
1-800-Flowers.com Consumer Floral	$71,549	$72,777	-1.7%
BloomNet Wire Service	20,346	19,767	2.9%
Gourmet Food & Gift Baskets	31,239	27,130	15.1%
Corporate (*)	195	194	0.5%
Intercompany eliminations	(281)	(276)	-1.8%
Total net revenues from continuing operations	$123,048	$119,592	2.9%

	Three Months Ended
	September 29, 2013	September 30, 2012	% Change

Gross profit from continuing operations:
1-800-Flowers.com Consumer Floral	$27,958	$28,292	-1.2%
	39.1%	38.9%

BloomNet Wire Service	10,783	9,800	10.0%
	53.0%	49.6%

Gourmet Food & Gift Baskets	12,239	10,992	11.3%
	39.2%	40.5%

Corporate (*)	317 162.6%	340 175.3%	-6.8%

Total gross profit from continuing operations	$51,297	$49,424	3.8%
	41.7%	41.3%

	Three Months Ended
	September 29, 2013	September 30, 2012	% Change

EBITDA from continuing operations, excluding
stock-based compensation:
Segment Contribution Margin from continuing
operations (**)
1-800-Flowers.com Consumer Floral	$6,429	$6,886	-6.6%
BloomNet Wire Service	6,439	5,796	11.1%
Gourmet Food & Gift Baskets	(2,046)	(2,279)	10.2%
Segment Contribution Margin Subtotal	10,822	10,403	4.0%
Corporate (*)	(13,214)	(12,158)	-8.7%
EBITDA from continuing operations	$(2,392)	$(1,755)	36.3%
Add: Stock-based compensation	1,066	989	7.8%
EBITDA from continuing operations, excluding
stock-based compensation	$(1,326)	$(766)	73.1%

1-800-FLOWERS.COM, Inc. and Subsidiaries Selected Financial Information Category Information (in thousands)

	Three Months Ended
	September 29, 2013	September 30, 2012

Reconciliation of loss from continuing operations to EBITDA from continuing operations, excluding stock-based compensation (**):
Loss from continuing operations	$(4,557)	$(4,443)
Add:
Interest expense, net	292	286
Depreciation and amortization	4,689	4,447
Less:
Income tax benefit	2,816	2,045
EBITDA from continuing operations	(2,392)	(1,755)
Add: Stock-based compensation	1,066	989
EBITDA from continuing operation, excluding stock based
compensation	$(1,326)	$(766)

(*)	Corporate expenses consist of the Company’s enterprise shared service cost centers, and include, among other items, Information Technology, Human Resources, Accounting and Finance, Legal, Executive and Customer Service Center functions, as well as Stock-Based Compensation. In order to leverage the Company’s infrastructure, these functions are operated under a centralized management platform, providing support services throughout the organization. The costs of these functions, other than those of the Customer Service Center, which are allocated directly to the above categories based upon usage, are included within corporate expenses as they are not directly allocable to a specific segment.

(**)	Performance is measured based on segment contribution margin or segment Adjusted EBITDA, reflecting only the direct controllable revenue and operating expenses of the segments. As such, management’s measure of profitability for these segments does not include the effect of corporate overhead, described above, depreciation and amortization, other income (net), nor does it include one-time charges. Management utilizes EBITDA, and adjusted financial information, as a performance measurement tool because it considers such information a meaningful supplemental measure of its performance and believes it is frequently used by the investment community in the evaluation of companies with comparable market capitalization. The Company also uses EBITDA and adjusted financial information as one of the factors used to determine the total amount of bonuses available to be awarded to executive officers and other employees. The Company’s credit agreement uses EBITDA and adjusted financial information to measure compliance with covenants such as interest coverage and debt incurrence. EBITDA and adjusted financial information is also used by the Company to evaluate and price potential acquisition candidates. EBITDA and adjusted financial information have limitations as an analytical tool, and should not be considered in isolation or as a substitute for analysis of the Company's results as reported under GAAP. Some of these limitations are: (a) EBITDA does not reflect changes in, or cash requirements for, the Company's working capital needs; (b) EBITDA does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on the Company's debts; and (c) although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and EBITDA does not reflect any cash requirements for such capital expenditures. Because of these limitations, EBITDA should only be used on a supplemental basis combined with GAAP results when evaluating the Company's performance.

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CONTACT:
1-800-FLOWERS.COM, Inc.
Investor:
Joseph D. Pititto, 516-237-6131
invest@1800flowers.com
or
Media:
Yanique Woodall, 516-237-6028
ywoodall@1800flowers.com